Exhibit 99.2
Press Release


SUPERVALU AND ROUNDY'S SUPERMARKETS ANNOUNCE SUPPLY BUSINESS TRANSITION Jul 28, 2005


   Approximately 50 independent retailers in Central Wisconsin to be served by
                         SUPERVALU's Midwest Region


MINNEAPOLIS and MILWAUKEE - July 28, 2005 - SUPERVALU INC. (NYSE: SVU) and Roundy's Supermarkets, Inc. today announced that they plan to transition approximately 50 independent retailer locations currently served by Roundy's from its Stevens Point and Oconomowoc distribution centers in Wisconsin to SUPERVALU's Green Bay and Pleasant Prairie, Wis., distribution centers.


The transition will involve a range of grocery retail banners across Wisconsin, but excludes independently owned and operated Pick `n Save retailers, which will continue to be served by Roundy's. The transition is expected to begin early next month, and will be completed by the end of August. Financial terms of the deal were not disclosed.

Robert Mariano, chairman and CEO of Roundy's, said, "This transition is consistent with our strategy to concentrate our resources on growing our own retail stores and independently owned and operated Pick `n Save retailers."

"SUPERVALU is pleased to welcome this group of highly regarded retailers to our Midwest Region, and we look forward to establishing new partnerships with these experienced business owners," said Jeff Noddle, SUPERVALU chairman and CEO. "We are eager to introduce to them the wide range of supply chain services and leading-edge technology solutions in which SUPERVALU continues to invest."



About Roundy's Supermarkets, Inc.
With annual sales in excess of $3.8 billion and 21,000 employees, Roundy's Supermarkets, Inc., is a Fortune 500 company and operates 132 retail grocery stores under the Pick `n Save, Copps and Rainbow Foods banners in Wisconsin, Minnesota and Illinois. Further information is available on the Company's website at www.roundys.com.


About SUPERVALU INC.
SUPERVALU INC., a Fortune 500 company with more than 57,000 employees, is one of the largest companies in the United States grocery channel. With annual revenues of approximately $20 billion, SUPERVALU holds leading market share positions with its 1,555 retail grocery locations including licensed Save-A-Lot locations. SUPERVALU's diverse supply chain network provides distribution and related logistics support services across the nation's grocery channel. For more information, visit www.supervalu.com.